UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.___)*

COMMTOUCH SOFTWARE LTD.
________________________________________________________________________________________________
(Name of Issuer)

ORDINARY SHARES
________________________________________________________________________________________________
(Title of Class Securities)

M25596103
____________________________________
(CUSIP Number)

October 6, 2005
________________________________________________________________________________________________
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)
☒  Rule 13d-1(c)
☐  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB control number.

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CUSIP No. M25596103

1.	NAME OF REPORTING PERSONS Aviv Raiz I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) a. ☐ b. ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 9,553,737
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 9,553,737
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,553,737
10.	CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 16.5%
12.	TYPE OF REPORTING PERSON (See Instructions) IN

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Item 1.

(a)    Name of Issuer

        Commtouch Software Ltd.

(b)    Address of Issuer’s Principal Executive Offices

        1A Hazoran Street
        Poleg Industrial Park
        P.O. Box 8511
        Netanya 42504, Israel

Item 2.

(a)    Name of Person Filing

        Aviv Raiz

(b)    Address of Principal Business office or, if None, Residence

        6 Sinai Street
        Ramat Hasharon 47420, Israel

(c)    Citizenship

        Israel

(d)    Title of Class Securities

        Ordinary Shares

(e)    CUSIP Number

        M25596103

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Item 3. If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

N/A

This statement is filed by FCM, an investment adviser registered under the Investment Advisers Act of 1940, as amended, its control person Landis, and Firsthand, an investment company registered under the Investment Company Act of 1940, as amended. (See, also, Exhibit A.)

Item 4.   Ownership

(a)    Amount Beneficially Owned:    9,553,737

(b)    Percent of Class:    16.5%

(c)    Number of shares as to which the joint filers have:

(i)    sole power to vote or to direct the vote:    9,553,737

(ii)    shared power to vote or to direct the vote:    N/A

(iii)    sole power to dispose or to direct the disposition of:  9,553,737

(iv)    shared power to dispose of or to direct the disposition of:    N/A

Item 5.    Ownership of Five Percent or Less of a Class.

      N/A

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

      N/A

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

      N/A

Item 8.  Identification and Classification of Members of the Group.

      N/A

Item 9.  Notice of Dissolution of Group.

      N/A

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Item 10.	Certification:

(b)	The following certification shall be included if the statement is filed pursuant to § 240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securites in and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Date: 11-03-2005

/s/ Aviv Raiz
Signature

Aviv Raiz
Name/ Title

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